Seer Confirms Receipt of Further Revised Unsolicited Acquisition Proposals From Radoff-JEC Group and From Omid Farokhzad, M.D.

No Stockholder Action Required at This Time

REDWOOD CITY, Calif., July 30, 2026 (GLOBE NEWSWIRE) -- Seer, Inc. (Nasdaq: SEER), the pioneer and trusted partner for deep, unbiased proteomic insights, today confirmed that on July 28, 2026, it received a further revised, unsolicited, non-binding acquisition proposal from Bradley L. Radoff and Michael Torok (together with certain of their affiliates, the “Radoff-JEC Group”) to acquire all of the outstanding shares of Seer’s Class A common stock for $2.55 per share in cash plus a contingent value right.

On July 29, 2026, Seer received a revised, unsolicited, non-binding acquisition proposal from Omid Farokhzad, M.D., Seer’s Chair and Chief Executive Officer, to acquire all of the outstanding shares of Seer’s Class A common stock for $2.45 per share in cash plus two separate contingent value rights. The full text of the letter received from Dr. Farokhzad outlining his revised proposal will be included in a Form 8-K filing made by Seer.

The previously constituted Special Committee of Seer’s Board of Directors, in consultation with its advisors, will carefully review and consider both proposals, as well as other alternatives available to Seer, and determine the course of action that it believes is in the best interests of Seer and all Seer stockholders.

No stockholder action is required at this time.

About Seer, Inc.

Seer, Inc. (Nasdaq: SEER) sets the standard in deep, unbiased proteomics, delivering insights with a scale, speed, precision and reproducibility previously unattainable. Seer's Proteograph® Product Suite integrates proprietary engineered nanoparticles, streamlined automation instrumentation, optimized consumables and advanced analytical software to overcome the limitations of traditional proteomic methods. Seer's products are for research use only and are not intended for diagnostic procedures. For more information, visit www.seer.bio.

For more information, please email us at pr@seer.bio.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on Seer’s beliefs and assumptions and on information currently available to it on the date of this communication. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause Seer’s actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include but are not limited to statements regarding the actions of the Special Committee. These and other risks are described more fully in Seer’s filings with the SEC and other documents that Seer subsequently files with the SEC from time to time. Except to the extent required by law, Seer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media Contact:
Patrick Schmidt
pr@seer.bio

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